                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                        Dover Downs Entertainment, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   260086103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 1998
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No. 260086103                                          Page 1 of 9 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                 174,125
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                     0


                                 7) Sole Dispositive Power            173,800


                                 8) Shared Dispositive Power                0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  174,125



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 5.8


   12)  Type of Reporting Person (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                        Dover Downs Entertainment, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   260086103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 1998
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No. 260086103                                          Page 2 of 9 pages


    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                        174,125
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                   173,800


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    174,125



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   5.8

   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                        Dover Downs Entertainment, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   260086103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               March 31, 1998
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No. 260086103                                          Page 3 of 9 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
                    PNC Bank, National Association  22-1146300

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization


  Number of Shares             5) Sole Voting Power                     174,125
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                173,800


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    174,125



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   5.8


   12) Type of Reporting Person (See Instructions)                           BK

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                        Dover Downs Entertainment, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   260086103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 1998
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No. 260086103                                          Page 4 of 9 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        BlackRock Advisers, Inc.  (formerly known as BlackRock, Inc.) 23-2784752

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


  Number of Shares             5) Sole Voting Power                     173,800
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                173,800


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    173,800



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   5.8


   12) Type of Reporting Person (See Instructions)                           IA

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                        Dover Downs Entertainment, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   260086103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 1998
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No. 260086103                                         Page 5 of 9 pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
                     BlackRock Financial Management, Inc. (successor by merger to PNC Equity Advisors Company) 13-3806691

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


  Number of Shares             5) Sole Voting Power                     173,800
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                173,800


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    173,800



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   5.8


   12) Type of Reporting Person (See Instructions)                           IA

ITEM 1(a) - NAME OF ISSUER:
                        Dover Downs Entertainment, Inc.


ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        1131 North DuPont Hwy.
                        Dover, DE 19901

ITEM 2(a) - NAME OF PERSON FILING:

PNC Bank Corp.; PNC Bancorp, Inc.; PNC Bank, National Association; BlackRock, Advisers, Inc.; and BlackRock Financial Management, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

PNC Bank Corp., One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, DE 19899

PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

BlackRock Advisers, Inc., 345 Park Avenue, New York, NY 10154

BlackRock Financial Management, Inc., 11 Penn Center, 1835 Market Street, Philadelphia, PA 19103

ITEM 2(c) - CITIZENSHIP:

PNC Bank Corp. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

BlackRock Advisers, Inc. - Delaware

BlackRock Financial Management, Inc. - Delaware

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:
                    Common Stock

ITEM 2(e) - CUSIP NUMBER:
                    260086103

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [   ]  Broker or dealer registered under Section 15 of the Act
            (15 U.S.C. 78c).

(b)  [ X ]  Bank as defined in Section 3(a)(6) of the Act.

(c)  [   ]  Insurance Company as defined in Section 3(a)(19) of the Act.

(d)  [   ]  Investment Company registered under Section 8 of the Investment
            Company Act.

(e)  [ X ]  An investment adviser in accordance with
            Section 240.13d-1(b)(1)(ii)(E).

(f)  [   ]  An employee benefit plan or endowment fund in accordance with
            Section 240.13(d)-1(b)(1)(ii)(F).

(g)  [ X ]  A parent holding company or control person in accordance with
            Rule 13d-1(b)(1)(ii)(G).

(h)  [   ]  A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813).

(i)  [   ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(4) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Section 240.13(d)-1(c), check this box [ ].

ITEM 4 - OWNERSHIP:

The following information is as of March 31, 1998:

(a) Amount Beneficially Owned:                                 174,125 shares

(b) Percent of Class:                                                     5.8

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                   174,125
      (ii) shared power to vote or to direct the vote                       0
     (iii) sole power to dispose or to direct the disposition of      173,800
      (iv) shared power to dispose or to direct the disposition of          0

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly-owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly-owned subsidiary of PNC Bancorp
Inc.)

BlackRock Advisers, Inc. - IA (indirect subsidiary of
PNC Bank, National Association)*

BlackRock Financial Management, Inc. - IA (wholly-owned subsidiary of BlackRock Advisers, Inc.)*

* Effective March 31, 1998, PNC Bank, National Association restructured certain subsidiaries. PNC Equity Advisors Company merged into BlackRock Financial Management, Inc., a wholly-owned subsidiary of BlackRock Advisers, Inc. (which had changed its name from BlackRock, Inc.). BlackRock Advisers, Inc. is a wholly-owned subsidiary of newly formed BlackRock, Inc., of which 84.6% is owned by newly formed PNC Asset Management, Inc., which is wholly-owned by newly formed PNC Investment Holdings, LLC. PNC Bank, National Association owns 50% of PNC Investment Holdings, LLC., with the remaining 50% being owned by PNC Investment Holdings, Inc., a wholly-owned subsidiary of PNC Bank, National Association.


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP.

Not applicable.


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         April 9, 1998
         -------------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         -------------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
         and Chief Financial Officer
         -------------------------------------------------
         Name/Title


         April 9, 1998
         -------------------------------------------------
         Date


         /s/ PAUL L. AUDET
         -------------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         -------------------------------------------------
         Name/Title


         April 9, 1998
         -------------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         -------------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and Secretary
         -------------------------------------------------
         Name/Title


         April 9, 1998
         -------------------------------------------------
         Date


         /s/ SUSAN L. WAGNER
         -------------------------------------------------
         Signature - BlackRock Advisers, Inc.


         Susan L. Wagner, Chief Financial Officer
         -------------------------------------------------
         Name/Title


         April 9, 1998
         -------------------------------------------------
         Date


         /s/ SUSAN L. WAGNER*
         -------------------------------------------------
         Signature - BlackRock Financial Management, Inc.


         Susan L. Wagner, Chief Financial Officer
         -------------------------------------------------
         Name/Title


     * By signing this amendment, BlackRock Financial Management, Inc., as successor by merger to PNC Equity Advisors Company joins in, and agrees to be bound by, the Agreement dated as of February 13, 1998 to file a joint statement (which was filed as Exhibit A to Schedule 13G filed February 13, 1998).